PROSPECTUS SUPPLEMENT NO. 4                     FILED PURSUANT TO RULE 424(b)(3)
TO PROSPECTUS DATED DECEMBER 10,                REGISTRATION NO. 333-63439



                                   $86,250,000

                             ASPEN TECHNOLOGY, INC.

          5 1/4% CONVERTIBLE SUBORDINATED DEBENTURES DUE JUNE 15, 2005

     This Prospectus Supplement supplements the information we provided in our December 10, 1998 Prospectus relating to our 5 1/4% Convertible Subordinated Debentures due June 15, 2005 and the shares of our common stock that we must issue upon conversion of those Debentures, and in our Prospectus Supplements No. 1, No. 2 and No. 3. This Prospectus Supplement is not complete without the supplemented Prospectus, and we have not authorized anyone to deliver or use this Prospectus Supplement without the supplemented Prospectus.

     In this Prospectus Supplement, we use capitalized terms that we defined in the Prospectus. You should read the Prospectus to understand those terms. Unless we indicate otherwise, the information in this Prospectus Supplement is as of April 20, 1999.

     We are providing this Prospectus Supplement to update the following information to the table in the Prospectus under the caption "Selling Securityholders":

                               Principal Amount of                  Shares of Common Stock                 Shares of Common
                             Debentures Beneficially                  Beneficially Owned                  Stock Beneficially
                                Owned Prior to the                       Prior to the         Shares of     Owned After the
                                    Offering            Amount of          Offering            Common          Offering
                             ----------------------    Debentures  ------------------------     Stock     ------------------
 Selling Securityholder        Number    Percent(1)    Offered(2)   Number(3)   Percent(4)    Offered(3)  Number   Percent(4)
----------------------------------------------------------------------------------------------------------------------------
Goldman Sachs & Company     $1,587,000      1.8%       $1,587,000     29,961        *           29,961       --          --


------------
*    Less than one percent.


(1) For purposes of this Prospectus Supplement only, we have calculated this percentage on the basis of $86,250,000 aggregate principal amount of Debentures outstanding on April 20, 1999.

(2) This Selling Securityholder has indicated that it may offer all of the Debentures that it owns. As a result, no Debentures will be owned after the offering.

(3) For purposes of this Prospectus Supplement only, we have calculated this number using the conversion rate described on the front cover page of the Prospectus.

(4) For purposes of this Prospectus Supplement only, we have calculated this percentage on the basis of 24,941,642 shares of common stock outstanding on April 20, 1999.

           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS APRIL 21, 1999.